EXHIBIT 10.2

T K A

January 27, 2016

Friendable, Inc.
1735 E Ft Lowell Rd Ste 9
Tucson, AZ 85719

Dear Sirs:

You have retained us and we hereby agree to serve as your agent for the brand and/or product and with respect to the marketing activities set forth below, the whole in accordance with and subject to the terms and conditions set forth herein.

BRAND:	Friendable
(the “Brand”)

PRODUCT:	Mobile App
(the “Product”)

MARKETING:	Identifying and securing relationships with music celebrities. Effecting a product integration of your Brand into [redacted] music videos with Major A-List recording artists.

For the purposes of this Agreement, "Client" or “You” refers to Friendable, Inc., its employees, agents and officers, and its successors and assigns, “TKA” refers to our agency and “Parties” refers to both You and TKA.

1.	The Marketing Project

The marketing project which you have mandated to us and which we accept relates to the providing of brand consulting and marketing services and the integration of your Brand known as Friendable and/or your product containing the Brand.  We shall act as your agent to identify, negotiate and contract for the integration of the Product in a music video (“Video”) set for global distribution (the “Production”) featuring the following artist:

ARTIST:	Artist(s) to be determined, subject to selection and approval of Client (the “Artist”) unless otherwise instructed by the Client.

PRODUCTION:	Production(s) to be determined, subject to approval of Client unless otherwise instructed by the Client.

During the term of this Agreement, the Parties hereto agree that TKA shall be the sole party charged with the responsibility of providing Client with the services set forth herein.

2.	The Services

a.	TKA shall negotiate, on behalf of Client, to secure the services of the Artist(s) set forth above for the planning, preparation and integration of the Brand and/or the Product in the Production(s);
b.	TKA shall perform, or obtain the commitment from the Artist to perform, all of the deliverables set forth in Section 3 below (the “Deliverables”) with respect to the Productions.
c.	TKA shall obtain, on behalf of Client, the rights to use the Artist’s name and likeness in the Production.
d.
TKA shall obtain, on behalf of Client, the right to use all images from the Production(s) containing the Product to promote Client’s business, brand, or services in press releases and on the Clients website.

e.	TKA shall provide such other media related consulting and marketing services as mutually agreed in support of Client’s Brand.

3.	The Deliverables

The following are the Deliverables to the Agreement:

a.	[Redacted] music video Integrations between February 1st, 2016 and July 31, 2016 by [redacted] major artists TBD targeting the Client’s core demographic.

b.
TKA will provide the Brand with videos opportunities as they become available.  Brand will have the first right of first refusal on all video opportunities before any other TKA client in the social app category.

c.
The Brand will be integrated into each Production a minimum of [redacted].  The integration will clearly display the Product in each shot.  The total aggregate screen time in each video will be [redacted]. The brand will provide TKA will minimally 10 still screen shots of the app for post-production usage in each video.

d.
The Artist will interact with the Product in each production OR the artist’s actual Friendable profile will be viewed by another individual. This indicates the celebrity is either a user or member of Friendable.

e.
Client officers and/or employees may, at their option and expense, attend the filming of the Production.  During the filming of the Production, they may film content and take still photography. Client agrees that this footage shall not be released until after the Production is released in the USA.

f.
TKA will make introductions for the Client with both a publicist and social media management firm. Following the campaign launch, a senior executive of TKA will be assigned to oversee this campaign in partnership with the brand, publicity firm, and social media management firm.

4.	Fees and Payment

For the services described above, Client hereby agrees to pay to TKA, and we agree to accept, the sum of Four Hundred Thousand United States Dollars (US$400,000), and the share consideration and warrant consideration payable as follows:

a.	One Hundred Thousand dollars ($100,000), within [redacted];

b.	One Hundred Thousand dollars ($100,000) due [redacted.

c.	Fifty Thousand dollars ($50,000), within [redacted].

d.	Fifty Thousand dollars ($50,000), within [redacted].

e.	One Hundred Thousand dollars ($100,000), within [redacted].

f.	The stock and warrant set forth in Section 4.1 below.

In the event that TKA provides client with at least 8 Major opportunities with A-List recording artists whom average over [redacted] per video on Youtube, and the client refuses to approve any selection within a 6 month period, Client will forfeit any funds paid to TKA to procure these services.

4.1	Stock and Warrant Issuance

In addition to the foregoing, Friendable shall issue, and TKA shall accept, the following shares and warrant to acquire shares in the share capital of Friendable:

a.
Eight Million (8,000,000) common shares in the share capital of Friendable; the whole subject to a holding period of six (6) months during which TKA shall not be entitled to sell such shares in any public market for such securities; and

b.
A warrant (“Warrant”) entitling TKA to subscribe for an additional seventeen million (17,000,000) common shares in the share capital of Friendable for an aggregate subscription price of one hundred and seventy dollars ($170.00).  The foregoing Warrant shall not be exercisable by TKA for a minimum of ninety (90) days from the date hereof.  In addition, any shares received by TKA pursuant to its exercise of the Warrant shall be subject to a six (6) month holding period (from the date of TKA’s exercise of the Warrant) during which such shares may not be sold in any public market for such securities. The terms and conditions with respect to the issuance of the Warrant shall be established and agreed upon between TKA and Friendable on or prior to the shooting of the first video and such details shall be summarized on Schedule A annexed hereto which Schedule, once completed, shall form part of this Agreement.  The eight (8) million common shares and the seventeen (17) million common shares underlying the Warrant shall have full piggyback registration rights such that should the Company file a registration of its securities for any purpose, the foregoing twenty-five (25) million shares shall be included for registration if they are not already registered to be free trading.

c.
TKA and Friendable agree that the fair market value of the foregoing Warrant is not ascertainable due to the large number of shares to be issued thereunder and the lack of a market for such shares.  As a consequence, the parties agree that they shall reflect the tax consequences of the Warrant at such time as it is exercised and a fair market value becomes determinable.

5.	Right of Renewal

Client shall, for a period of thirty (30) days following the completion of all of the Deliverables hereunder, have the option to renew this Agreement upon the same terms and conditions as set forth herein including its right of first refusal on all video opportunities before any other TKA client in the app category.  In the event that Client elects to renew this Agreement, it shall provide written notice of such renewal to TKA within the foregoing delay period.

6.	Grant of Rights

a.
You hereby authorize us to act as your agent with respect to the services described herein and to negotiate and, where required, enter into agreements on your behalf with respect to the subject matter hereof.

b.
You further grant to Artist, his/her successors, licensees and assigns, the right and license to use the Brand and the name and likeness and designs, trademarks, logos and physical characteristics of the Product in the Productions and to exhibit, publicize and otherwise utilize and exploit the Productions containing the Product (and any other related Production including a modification of the original Productions) by any and all means and methods whether now known or hereafter created or devised, in any and all media, whether now known or hereafter created or devised, including but not limited to, theatrically, non-theatrically, by all forms of radio, television and via the internet, and to exploit all other related rights relating to the Productions.

7.	Non-disclosure

All information disclosed to You relating to the characters, themes, plots, story and story elements, designs, effects and special effects, hardware, artwork and visual representations in connection with the development and production of the Productions shall be considered confidential and shall be retained in confidence by You.  Further, any information obtained by TKA or Client about the other party's business including, without limitation, marketing programs, customer lists and other customer data, financial information, pricing information, information concerning business plans or business strategy, technical and non-technical information, trade secrets, all information related to the party’s current, future, and proposed products and services and the existence and subject matter of this Agreement shall be retained in confidence.

8.	Verification of Exposure

Verification of exposure shall take place as follows:

a.	TKA shall work with the Artist to establish the most effective integration of the Brand and/or Product into the Production;
b.	When possible, TKA shall, prior to the filming of the Production, provide Client with a general description of how the Brand and/or Product is intended to be integrated in the Production;
c.	Following of the filming and editing of the Production, TKA shall obtain, and provide to Client, a first release screening of the Production for its review;
d.
Client shall, within forty eight (48) hours of receipt of the first release screening (the “Verification Delay”), verify that the exposure of its Brand in the Production, as set out in the Deliverables, has been satisfied;

e.
The criteria of identifiability of the Brand in the Production is based upon the on-screen, in-focus identification of the brand name or the Product.  Where the identification is of the brand name, such name shall be imprinted on the Product in such manner that is legible and clear, and of such a sufficient size, that an average viewer would be able to clearly identify the name without difficulty at normal playback speed in the Production.

f.
Client shall be entitled, during the Verification Delay, to advise TKA of any comments which it may have regarding any deficiencies in the exposure of the Brand and TKA shall, to the best of its ability, work with the Artist to resolve any deficiencies.  In the event that Client has not provided any comments during the Verification Delay, it shall be deemed to have accepted the exposure of its Brand in the Production.

g.	Should there be disagreement relating as to whether exposure has taken place, the Parties shall in good faith attempt to resolve the dispute through meeting and conferring about the dispute.
h.
Any and all stills and/or video screenings furnished to You for purposes of verification of exposure shall be for the sole purpose of the aforesaid verification and may not be used by You for any other purpose, and You are strictly prohibited from distributing such stills and/or footage to third parties.

9.	Additional Services

You may assign additional products or services to us from time to time, subject to our ability to handle same. If additional products or services are assigned to us and we agree to handle same, our additional compensation must be agreed upon in writing. All other terms and conditions hereof shall apply in the same manner as with respect to the originally assigned product(s) or service(s), unless otherwise mutually agreed to in writing. Client agrees that for a period of one (1) year from the date hereof, TKA shall be the exclusive agent representing the Brand for product integration. The Parties hereto agree that any renewals, extensions or future dealings between Client and Artist or any extension of the relationship between Client and Artist shall be brokered by TKA in consideration of a reasonable brokerage fee.

10.	Liability

The Parties acknowledge that TKA is relying upon the Artist for the performance of its obligations hereunder, including the satisfying of the Deliverables.  TKA shall exercise is reasonable best efforts in the performance of its obligations under this Agreement (including the performance of the services set forth in Section 2 hereof).  Client hereby agrees to limit the liability of TKA and TKA’s employees, officers, partners and subcontractors for any and all claims, losses, costs, damages of any nature whatsoever or claim expenses from any cause or causes including attorney fees and costs, so that the total aggregate liability of TKA to Client shall not exceed the fee received by TKA from Client hereunder.  Neither Party shall be liable for incidental, punitive, exemplary, indirect or consequential damages, or lost profits arising under or related to this Agreement.

11.	Entire Agreement

This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, relating to such subject matter.

12.	Governing Law

This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of Florida, Broward County applicable to agreements made and to be performed in that state, without regard to any of its principles of conflicts of laws or other laws that would result in the application of the laws of another jurisdiction.

13.	Severability

Any section, subsection or other subdivision of this Agreement or any other provision of this Agreement which is, or becomes, illegal, invalid or unenforceable shall be severed herefrom and shall be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof, which provisions shall (a) be severed from any illegal, invalid or unenforceable section, subsection or other subdivision of this Agreement or any other provision of this Agreement; and (b) otherwise remain in full force and effect.

14.	Waiver

No waiver, whether by conduct or otherwise, of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in an instrument duly executed by the Parties to be bound thereby.

15.	Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall only constitute one instrument.  To facilitate the execution and delivery of this Agreement, the Parties may execute and exchange counterparts of the signature pages by facsimile or e-mail, and the signature page of any Party to any counterpart may be appended to any other counterpart.

If the above accords with your understanding and agreement, kindly indicate your consent hereto by signing in the place provided below.

Very truly yours,

TKA

Per:           /s/ Chief Executive Officer

Chief Executive Officer

We have reviewed the foregoing and accept and agree to the terms set forth herein.

FRIENDABLE, INC.

Per:          /s/ Robert Rositano

Robert Rositano
President